Exhibit 99.1

FOR IMMEDIATE RELEASE

US AIRWAYS AND ASSOCIATION OF FLIGHT ATTENDANTS

REACH TENTATIVE AGREEMENT

TEMPE, Ariz., Jan. 26, 2012 — US Airways (NYSE: LCC) today announced that it has reached a tentative agreement on a new collective bargaining agreement with the Association of Flight Attendants (AFA), which represents the airline’s 6,700 mainline flight attendants. Details of the agreement will be made available by AFA.

“We are very pleased to have reached a tentative agreement with the AFA and thank the union leadership for their dedication in support of our flight attendants,” said Doug Parker, Chairman and CEO.

“We want to express our appreciation to the National Mediation Board and our mediator Jim MacKenzie, for his instrumental role in helping both parties reach a successful conclusion to our mediated negotiation sessions,” said Al Hemenway, US Airways’ vice president, Labor. “I would also like to thank the leadership of AFA for their hard work in helping us reach a tentative agreement with our exceptional flight attendants.”

The AFA Master Executive Counsel’s (MEC’s) must first approve the tentative agreement before it can be sent to its members for consideration. This first step is expected to take place in the coming weeks. The tentative agreement would cover the airline’s 6,700 mainline flight attendants, who are based in US Airways’ three hub cities of Phoenix, Philadelphia, Charlotte, N.C., and in its Washington D.C. focus city.

About US Airways

US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,100 flights per day and serves more than 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 21,000 daily flights to 1,290 airports in 189 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. US Airways was the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report for 2010 and 2011. The airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index for six consecutive years. The Corporate Equality index is a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. US Airways also ranked #1 among its competing hub-and-spoke network carriers for 2010 performance as rated by the Wichita State University/Purdue University Airline Quality Rating (AQR). For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCG)

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